EXHIBIT 99.1

                                   ITRON, INC.

                   NONQUALIFIED STOCK OPTION LETTER AGREEMENT


TO:  Michael Chesser

         We are pleased to inform you that you have been selected by Itron, Inc. (the "Company") to receive a nonqualified stock option for the purchase of 158,975 shares of the Company's Common Stock at an exercise price of $7.3125 per share.

         The terms of the option are as set forth in this Agreement. In addition, although the option is not granted under the Company's 1989 Restated Stock Option Plan (the "Plan"), to the extent not inconsistent with the terms set forth below, the terms and conditions of the Plan will be applicable to the option. Such terms and conditions are hereby incorporated into this Agreement, and a copy of the Plan is attached to this Agreement. The most important terms of the option are summarized as follows:

         Term: The term of the option is ten years from date of grant, unless sooner terminated.

         Exercise: During your lifetime only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate, by the beneficiary you have designated on forms prescribed by and filed with the Company, or by the beneficiary of your estate following your death. You may use the Notice of Exercise of Nonqualified Stock Option in the form attached to this Agreement when you exercise the option.

         Payment for Shares: Unless the Plan Administrator at any time determines otherwise, the option may be exercised by the delivery of any combination of:

         (a)      Cash, personal check, bank certified or cashier's check;

         (b) Tendering (either actually or by attestation) shares of the capital stock of the Company held by you for a period of at least six months having a fair market value at the time of exercise, as determined in good faith by the Plan Administrator, equal to the exercise price (You should consult your tax advisor before exercising this option with stock you received upon the exercise of an incentive stock option.); and/or

         (c) A properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.

         Termination: The option will terminate immediately upon termination for cause, as defined in the Plan, or three months after cessation of employment with the Company or a related corporation, unless cessation is due to total disability, in which case the option will terminate upon the earlier of 12 months after cessation of employment and the option's expiration date (June 7, 2009). If you die while the option is exercisable, the option may be exercised until the earlier of one year after the date of death and the option's expiration date.

         Withholding Taxes: As a condition to the exercise of the option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld (up to the minimum required federal tax withholding rate).

         Transfer of Option: The option is not transferable except by will or by the applicable laws of descent and distribution.

         Vesting: The option will vest and become exercisable according to the following schedule:

     Date on and After Which                        Portion of Total Option
      Option Is Exercisable                          Which Is Exercisable
------------------------------------        ------------------------------------
           June 7, 2000                                        33%

           June 7, 2001                                        66%

           June 7, 2002                                       100%

         Change of Control: In the event of a Change of Control (as defined in your Change of Control Agreement dated June 7, 1999), the option vesting will accelerate and the option will be exercisable as follows:


   Duration of Employment          Portion of Total Option Which Is Exercisable
----------------------------     -----------------------------------------------
      Less than 6 months                                 33%

       At least 6 months                                 66%

       At least 12 months                               100%

         Section 16 of the Securities  Exchange Act: If an individual subject to
Section 16 of the Securities Exchange Act sells shares of Common Stock obtained upon the exercise of a stock option within six months after the date the option was granted, such sale may result in short-swing profit recovery under Section 16(b) of the Securities Exchange Act.

         Date of Grant:  The date of grant of the option is June 7, 1999.

         THE COMPANY INTENDS TO FILE AND MAINTAIN A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES THAT WILL BE ISSUED UPON THE EXERCISE OF THIS OPTION BUT HAS NO OBLIGATION TO DO SO. IN THE EVENT THAT SUCH REGISTRATION IS NOT EFFECTIVE AT THE TIME YOU WISH TO EXERCISE, YOU WILL NOT BE ABLE TO EXERCISE THE OPTION UNLESS EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE AVAILABLE; SUCH EXEMPTIONS FROM REGISTRATION ARE VERY LIMITED AND MIGHT BE UNAVAILABLE.

         Please execute the Acceptance and Acknowledgment set forth below on the enclosed copy of this Agreement and return it to the undersigned.

                                                   Very truly yours,

                                                     ITRON, INC.


                                                     By /s/ JOHNNY M. HUMPHREYS
                                                    ---------------------------
                                                            Johnny M. Humphreys
                                                     Its: Chairman of the Board